UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AUTODESK, INC.

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Dear Stockholder:

We are writing to ask for your support at Autodesk's Annual Meeting of Stockholders with respect to Proposal 3, the Non-Binding Vote to Approve Named Executive Officer Compensation (“Say on Pay Proposal”). We are aware that two of the major proxy advisory firms have reached conflicting recommendations regarding our Say on Pay Proposal. To clarify any confusion that has resulted from these conflicting reports, we are taking this opportunity to provide you with additional information and context regarding our executive compensation actions.

The Compensation Committee has incorporated relative TSR into our executive compensation programs.

As disclosed on pages 23 and 24 of our proxy statement for the Annual Meeting, stockholders have urged us to adopt executive compensation programs that incorporate value creation outcomes, such as Total Stockholder Return (“TSR”), particularly TSR performance against a relevant set of peer companies.

In response to this request and other feedback from our stockholders, the Compensation Committee took specific steps during fiscal 2013 to incorporate relative TSR against the S&P Computer Software Select Index into our executive compensation plans going forward. In particular, as disclosed on page 24 of the proxy statement, the design and structure of our new Performance Stock Unit awards enhance the link between our financial performance and the amount that may be earned from those awards, in large part, by adding multi-year performance periods incorporating one-year, two-year, and three-year relative TSR measurements for our fiscal 2014 compensation programs. The Compensation Committee also used relative TSR as a factor in other areas of executive compensation, including the payment of cash bonuses.

The Compensation Committee determined to pay cash bonuses to our Named Executive Officers based in large measure by the positive absolute and relative TSR for fiscal 2013.

Autodesk's financial performance for fiscal 2013 is described in detail on page 27 of our proxy statement. Among other things:

•	TSR for the year was 8%, a 20% improvement over the comparable performance for fiscal 2012.

•	Revenue was $2.3 billion, an increase of 4% from fiscal 2012.

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GAAP operating margin decreased 280 basis points to 13%, compared to 16% in fiscal 2012. The decrease in GAAP operating margin was primarily the result of restructuring charges in fiscal 2013 stemming from Autodesk's reorganization and to further our strategy, including our continuing shift to cloud and mobile computing.

•	Non-GAAP operating margin increased by approximately 135 basis points to 25% compared to 24% in fiscal 2012.*
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* A reconciliation of GAAP to non-GAAP financial measures and other related information is available on pages 46-47 of Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

These results capped a fiscal year where we made significant progress on our strategic initiatives while driving record non-GAAP earning per share, despite a mixed economy and lower than expected total revenue. When setting metrics for the fiscal 2013 executive cash incentive plan, the Executive Incentive Plan (EIP), at the beginning of the fiscal year, we expected revenue growth from fiscal 2012 of at least 7% and that we would achieve at least a 20% non-GAAP operating margin. While we achieved a non-GAAP operating margin of 26%, our revenue growth fell short.

Following the feedback we received from our stockholders after last year's annual meeting, the Compensation Committee recognized the importance that the stockholders placed on TSR performance. Although revenue for the Company grew at a rate that was lower than expected, management successfully executed on key strategic initiatives related to the shift in our business model and launch of our cloud-based platform while growing our operating margin and achieving record non-GAAP earnings per share. As a result, the Compensation Committee determined that bonus payments to Named Executive Officers were essential and appropriate in recognition of the relative performance of the Company, as well as the achievement of our Named Executive Officers' individual and corporate goals. Bonus payments were essential in that they fulfilled the compensation principles of the Board by balancing performance with retention and motivation for the executives to manage through the Company's strategic initiatives. The payments also were appropriate because they were made in consideration of the Company's significantly improved absolute and relative TSR performance, providing the Compensation Committee with its first opportunity to use TSR as an element of compensation.

Based on all of these performance factors, the Compensation Committee determined to pay cash bonuses to the Named Executive Officers in line with the bonuses paid to the general employee population. These levels were on average 19% lower than the short-term cash incentive funding level in 2012.

Overall, we believe the compensation information displayed on page 26 of our proxy statement clearly and graphically demonstrates the Compensation Committee's strong commitment to pay for performance.

We Recommend That You Vote “FOR” the Approval of Proposal 3

The Compensation Committee remains committed to aligning our executive compensation program with the interests of our stockholders and has taken a number of steps in response to stockholder feedback to strengthen our pay-for-performance alignment and enhance a foundation of strong governance practices. During fiscal 2013, the Compensation Committee:

•	Adopted Performance Stock Unit (PSU) Plan:

▪	60% of the CEO's equity compensation is based on PSUs;

•	Adopted Mandatory Stock Ownership Guidelines;

•	Refined the compensation peer group to more closely align with Autodesk;

•	Incorporated multi-year relative TSR into our PSU plan:

▪	1-, 2-, and 3- year TSR performance relative to the S&P Computer Software Select Index; and

•	Incorporated EPS growth as a metric in the CEO's short term incentive plan.

Autodesk urges our stockholders to cast an advisory vote “FOR” our Say on Pay Proposal (Proposal 3) and to continue to work with us to refine our executive compensation programs to best align pay with performance.

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